YUM! BRANDS APPOINTS CHRIS TURNER AS CHIEF EXECUTIVE OFFICER EFFECTIVE OCTOBER 1, 2025

David Gibbs will serve as an adviser to Yum! Brands until the end of 2026

LOUISVILLE, KY, June 17, 2025 – Yum! Brands, Inc. (NYSE: YUM) today announced that its Board of Directors has unanimously elected Chris Turner, 50, as Chief Executive Officer, effective October 1, 2025.

Turner, who currently serves as Chief Financial & Franchise Officer for Yum! Brands, will succeed current Chief Executive Officer David Gibbs, who, in March 2025, informed the Board of Directors of his intention to retire in the next year after 37 years with the Company and a successful tenure as CEO.

"I’m deeply honored to step into the role of CEO at Yum! Brands and incredibly grateful for the opportunity to lead this global company with such iconic brands,” said Turner. “I want to sincerely thank David Gibbs for his exceptional leadership and partnership. I’m excited to build on all that we’ve accomplished together alongside our talented teams and in partnership with our franchisees around the world, as we innovate, grow our brands and continue delivering exceptional experiences for our consumers."

Turner has served as Yum! Brands' Chief Financial Officer since 2019 and expanded his role to include Chief Franchise Officer in 2024, with responsibilities for finance, corporate strategy, supply chain, franchise standards and support. In recent years, he has been instrumental in driving bold actions that leverage Yum!’s scale, such as accelerating the Company’s digital and technology transformation through initiatives like the establishment of Byte by Yum!, an AI-driven restaurant technology platform; launching a centralized, global Supply Chain Center of Excellence; and the creation of Saucy by KFC, a bold new restaurant concept.

He has worked closely with Gibbs and the entire Yum! Brands leadership team to drive growth through unit development, deliver strong shareholder returns and foster a people-first culture of collaboration.

"It has been the privilege of a lifetime to lead Yum! Brands and work with such passionate, talented people across our global system throughout my almost 37 years with the Company,” said Gibbs. “I’m incredibly proud of what we’ve accomplished together and am confident that the best is yet to come. During my time partnering with Chris, he’s demonstrated deep knowledge of our business, strong values and a clear commitment to our growth. I can’t think of a better person to guide Yum! into its next chapter, and I look forward to supporting a smooth and successful transition."

Gibbs has served as Yum! Brands’ CEO since January 2020. As CEO, Gibbs was instrumental in architecting and leading the Company’s digital transformation and tripled the pace of Yum! Brands’ annual net new unit development, leading to nearly 61,000 restaurant units worldwide. Gibbs also successfully navigated the Company through the COVID-19 pandemic and an increasingly complex operating environment, making Yum! a top performer in the restaurant industry. During Gibbs’ tenure, digital sales surpassed $30 billion in 2024, with over 50% of sales through digital channels.

Gibbs remains CEO until September 30, 2025, and will serve as an adviser to the Company until the end of 2026 to ensure a seamless transition.

"On behalf of the Board, I want to extend our deepest gratitude to David Gibbs for his outstanding visionary leadership, and the lasting impact he’s made on Yum! Brands,” said Brian Cornell, Non-Executive Chairman of the Yum! Brands Board of Directors. “David led the Company during unprecedented times all while strengthening, transforming and growing the business, with Chris as a key partner. During his tenure, Yum! delivered strong performance and advanced its growth strategy that has helped attract and retain the best talent in the industry. We are thrilled to appoint Chris as the next CEO — a proven leader with a deep understanding of the business, strategic expertise, financial acumen and unique perspectives that will help accelerate our growth. The Board is confident that Chris is the right leader to take Yum! Brands forward and accelerate the Company’s momentum."

As Yum! Brands CEO, Turner will focus on executing Yum!’s mission of growing the most loved, trusted and connected restaurant brands globally. He will be responsible for driving the Company’s Good Growth strategy, which includes ongoing digital initiatives, scaling bold innovation to power the Company’s iconic brands and delivering long-term results.

Turner’s career has spanned leadership roles for major global brands like PepsiCo and its sub-brands. Prior to joining Yum! Brands, Turner led PepsiCo’s retail and e-commerce business with Walmart in the U.S. and more than 25 countries, and across PepsiCo’s brands in the beverage, snack and nutrition categories. He also spent more than 13 years with McKinsey & Co., where he served as Partner in the firm’s Dallas office and led the Service Operations practice in North America, the Restaurant Service Line, the Retail Operations team and recruiting for all Southern U.S offices.
About Yum! Brands
Yum! Brands, Inc., based in Louisville, Kentucky, and its subsidiaries franchise or operate a system of nearly 61,000 restaurants in more than 155 countries and territories under the company’s concepts – KFC, Taco Bell, Pizza Hut and Habit Burger & Grill. The Company's KFC, Taco Bell and Pizza Hut brands are global leaders of the chicken, Mexican-inspired food and pizza categories, respectively. Habit Burger & Grill is a fast casual restaurant concept specializing in made-to-order chargrilled burgers, sandwiches and more. In 2024, Yum! was named to the Dow Jones Sustainability Index North America, Newsweek’s list of America’s Most Responsible Companies, USA Today’s America’s Climate Leaders and 3BL’s list of 100 Best Corporate Citizens. In 2025, the Company was recognized among TIME magazine’s list of Best Companies for Future Leaders. In addition, KFC, Taco Bell and Pizza Hut led Entrepreneur's Top Global Franchises 2024 list and were ranked in the first 25 of Entrepreneur’s 2025 Franchise 500, with Taco Bell securing the No. 1 spot in North America for the fifth consecutive year.
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Yum! Brands
YumPublicRelations@yum.com
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